UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):  June 3, 2010

CNS RESPONSE, INC.
(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410
Aliso Viejo, CA 92656
(Address of principal executive offices)

(714) 545-3288
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obnligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 3, 2010, CNS Response Inc. (the “Company”) entered into a Bridge Note and Warrant Purchase Agreement (the “Purchase Agreement”) with John Pappajohn (“Investor”), pursuant to which, on June 3, 2010, Mr. Pappajohn loaned the Company $250,000.  The note relating to the loan matures on December 2, 2010.

The Purchase Agreement provides for the Investor to purchase two secured promissory notes (each, a “Note”) in the aggregate principal amount of $500,000, with each Note in the principal amount of $250,000.  The Company has agreed to issue to the Investor a warrant to purchase up to 250,000 shares of common stock (the “Warrant”) only upon the issuance of the second Note, at an exercise price (subject to customary anti-dilution adjustments) equal to the fair market value per share at the time of issuance of the Warrant.  Issuance of the Warrant to the Investor is subject to and conditioned upon the purchase by the Investor of the second Note.  The Company and the Investor will execute a registration rights agreement covering the securities issuable upon exercise of the Warrant.

Each Note accrues interest at a rate of 9% per annum which will be paid together with the repayment of the principal amount at the earliest of (i) the maturity date; (ii) prepayment of the Note at the option of the Company (iii) closing of a financing in which the aggregate proceeds to the Company are not less than $3,000,000 or (iv) the occurrence of an Event of Default (as defined in the Note).  The Purchase Agreement and each Note grants the Investor a senior security interest in and to all of the Company’s existing and future right, title and interest in its tangible and intangible property.  Each Note includes provisions intended to protect the right of the holder of the Note.

The Purchase Agreement, form of Note, and form of Warrant are attached as Exhibits 10.1, 10.2 and 10.3 hereto and are incorporated by reference herein. The foregoing description of the Purchase Agreement and the Notes and Warrant issuable pursuant thereto does not purport to be complete and is qualified in its entirety by reference to the full text of the aforementioned exhibits.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1	Bridge Note and Warrant Purchase Agreement, dated as of June 3, 2010, between CNS Response, Inc. and John Pappajohn.

Exhibit 10.2	Form of Note.

Exhibit 10.3	Form of Warrant.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ George Carpenter
June 7, 2010		George Carpenter
Chief Executive Officer